RSU AWARD AGREEMENT
EVOLUS, INC. (INDUCEMENT GRANT)
Evolus, Inc. (the “Company”) grants to the Grantee named below (“Grantee” or “you”) the number of restricted stock units (“RSUs”) set forth below (the “Award”).

Defined Terms:	Capitalized terms have the meanings set forth in Exhibit A hereto, unless otherwise defined in this Agreement
Grantee:	[________]
Grant Date:	[________] (the “Grant Date”)
Number of RSUs Granted:	[________]
Definition of RSU:	Each RSU will entitle you to receive one share of the Company’s Common Stock (each, a “Share”), at such future date or dates and subject to such terms as set forth in this Agreement.
Vesting Schedule:	The RSUs will become vested and payable on the following schedule, as long as you do not have a Separation from Service before the applicable vesting date:

Vesting Date Number of RSUs Vesting

[________] [________]
[________] [________]
[________] [________]
[________] [________]
Change in Control:	All of the RSUs that are then outstanding and unvested will become vested and payable immediately if you incur a Separation from Service by the Company without Cause on, immediately prior to, or within two years after a Change in Control.

By signing below, you agree that the Award is granted under and governed by the terms of this RSU Award Agreement (including the attached RSU Terms) (this RSU Award Agreement, including the attached RSU Terms, is referred to as this “Agreement”), as of the Grant Date. The Award and this Agreement are intended to qualify for exemption from any requirement under the Nasdaq listing rules that equity compensation arrangements be approved by the Company’s stockholders.

GRANTEE Sign Name: /s/ Print Name:	EVOLUS, INC. Sign Name: /s/ Print Name: Title:

RSU TERMS
1.Acceptance of Grant. You must accept the terms of this Agreement by returning a signed copy to the Company within 60 days after the Agreement is presented to you for review (or timely completing such other procedures for accepting the terms of this Agreement as the Committee may establish from time to time). The Award is subject to cancellation in its entirety if you do not timely accept the terms of this Agreement.
2.Restrictions.
(a)You will have no rights or privileges of a Stockholder as to the RSUs before settlement under Section 5 below (“Settlement”), including no right to vote or receive dividends or other distributions; in addition, the following terms will apply:
(i)you will not be entitled to delivery of any Shares with respect to the RSUs until Settlement (if at all), and upon the satisfaction of all other terms;
(ii)you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge, or otherwise encumber or dispose of the RSUs before Settlement; and
(iii)you will forfeit all of the RSUs and all of your rights under the RSUs will terminate in their entirety upon the occurrence of an event described in Section 4 below.
(b)Any attempt to dispose of the RSUs or any interest in the RSUs in a manner contrary to the terms of this Agreement will be void and of no effect.
3.Vesting Period. The “Vesting Period” is the period beginning on the Grant Date and ending on the date the RSUs, or such applicable portion of the RSUs, are deemed vested and payable under the terms set forth in table at the beginning of this Agreement.
4.Forfeiture. If, during the Vesting Period, (i) you incur a Separation from Service (for the avoidance of doubt, which does not otherwise result in the immediate vesting and payment of the RSUs in accordance with the terms hereof), or (ii) you materially breach this Agreement, all of your rights to the RSUs (to the extent not theretofore vested) will terminate immediately and be forfeited in their entirety.
5.Settlement of RSUs. Delivery of Shares or other amounts under this Agreement will be subject to the following:
(a)The Company will deliver to you one Share for each RSU that has become vested hereunder within 74 days after the vesting date of the RSU, subject to the tax withholding provisions of Section 6.
(b)Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
In addition, any Shares issued hereunder will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the SEC, any securities exchange or similar entity upon which the Shares are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions.
6.Tax Withholding. You will be required to meet any applicable tax withholding obligation related to the Award. By signing this Agreement, you agree that any tax withholding obligation arising in connection with the vesting and payment of the RSUs subject to your Award will be satisfied as follows:

•The Company will determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its subsidiaries may be obligated to withhold with respect to the delivery of Shares in payment of your RSUs that become vested (such withholding obligations, the “Withholding Obligation”).
•You hereby irrevocably instruct the Company (and any third-party broker designated by the Company) to sell in one or more transactions on the open market, for and on your behalf, from the Shares otherwise deliverable to you in payment of your vested RSUs, a number of such Shares (valued at the applicable sale prices applying the applicable broker’s customary methodology) to satisfy the Withholding Obligation and any brokerage fees and commissions arising in connection with such sale (rounded up to the nearest whole share). Such sale shall occur in connection with the delivery of the Shares in payment of the vested RSUs subject to your Award. The proceeds of such sale, in an amount equal to the Withholding Obligation, shall be promptly remitted to the Company to satisfy the Withholding Obligation. Any brokerage fees and commissions arising in connection with such sale shall also be satisfied from the proceeds of such sale.
•Any such sale of Shares for and on your behalf will be conducted through a broker designated by the Company. You agree to execute any and all such other documents as may be requested by the Company or such broker, as applicable, in order to implement and consummate the transactions contemplated by this letter agreement. You agree to comply with any administrative rules and procedures established by the Company with respect to such transactions.
•For clarity, should any tax withholding event arise in connection with the Award other than in connection with the delivery of Shares in payment of vested RSUs subject to the Award, you remain obligated to satisfy such tax withholding obligations.
7.Effect of Change in Capitalization.
(a)Changes in Common Stock. If, while the Award is outstanding, (1) the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Grant Date or (2) there occurs any spin-off, split-up, extraordinary cash dividend, or other distribution of assets by the Company, the number and kinds of shares for which the Award may be settled shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A.
(b)Effect of Certain Transactions. In the event of a Corporate Transaction while the Award is outstanding, the Award shall continue in effect in accordance with its terms, except that after a Corporate Transaction either (1) the Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction or (2) if not so provided in such agreement, the Grantee shall be entitled to receive in respect of each Share subject to the Award, upon payment or transfer in respect of the Award, the same number and kind of stock, securities, cash, property, or other consideration that each Stockholder was entitled to receive in the Corporate Transaction in respect of one Share; provided, however, that, unless otherwise determined by the Board, such stock, securities, cash, property or other consideration shall remain subject to all of the terms and conditions (including performance criteria) that were applicable to the Award before such Corporate Transaction. The treatment of any Award as provided in this Section 7(b) shall be conclusively presumed to be appropriate for purposes of Section 7(a).
(c)Change in Control. If the Award is outstanding as of the date of a Change in Control, either of the following provisions shall apply, depending on whether, and the extent to which, Awards are assumed, converted, or replaced by the resulting entity in a Change in Control:

(1)    To the extent the Award is then outstanding and is not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control the Award shall become vested and nonforfeitable.
(2)    To the extent the Award is then outstanding and is assumed, converted, or replaced by the resulting entity in the Change in Control, the Award will be subject to accelerated vesting if the Grantee has a Separation from Service by the Company other than for Cause as set forth in the cover page of this Agreement.
(d)Adjustments. Adjustments under this Section 7 related to Shares or other securities of the Company shall be made by the Board. No fractional Shares or other securities shall be issued under any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share..
8.Bound by Committee Decisions. By accepting the Award, you acknowledge that the authority to manage and control the operation and administration of this Agreement is vested in the Committee. To the maximum extent permitted by law, the Committee has the sole authority to construe and interpret this Agreement, to make factual determinations with respect to the Award, and to prescribe, amend and rescind rules and regulations relating to the administration of the Award. The Committee may provide for the acceleration of vesting of the Award in such circumstances as it may deem appropriate, and may cancel, modify, or waive the Company’s rights with respect to the Award; provided that any such action must be in writing and signed by an authorized officer of the Company. Any action taken by, or inaction of, the Committee relating or pursuant to this Agreement and within its authority hereunder or under applicable law shall be within the absolute discretion of the Committee and will be final and binding on all Persons.
9.Your Representations. You represent to the Company that you have read and fully understand this Agreement and your decision to accept the Award is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award. You acknowledge and agree the Company (i) makes no representations or undertakings regarding the tax consequences of the Award and (ii) does not commit to structure the terms of the Award to reduce or eliminate your liability for taxes in respect of the Award.
10.Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all applicable laws.
11.Miscellaneous.
(a)Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.
(b)Waiver. The waiver by any party to this Agreement of a breach of any provision of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.
(c)Entire Agreement. This Agreement constitutes the entire agreement between you and the Company related to the Award. Any prior agreements, commitments, or negotiations concerning the Award are superseded.
(d)Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.
(e)Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. This Agreement will be construed and interpreted in accordance with the internal laws of the State of California without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of California. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, you hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any related litigation must be conducted solely in the courts of Orange County, California or the federal courts for the United States for the Central District of California, where this Agreement is made and/or to be performed, and no other courts. You may be served with process in any manner permitted under State of California law, or by United States registered or certified mail, return receipt requested.
(f)Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.
(g)Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of the Agreement, and each other provision will be severable and enforceable to the extent permitted by law.
(h)No Rights to Service. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law.
(i)Section 409A. The RSUs are intended to be exempt from (or, to the extent not exempt, to comply with) Section 409A, and this Agreement will be administered and interpreted consistently with that intent. For purposes of Section 409A, each installment payment under this Agreement, or otherwise payable to you, will be treated as a separate payment. This paragraph will not be construed as a guarantee of any particular tax effect for your benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Section 409A or any other provision of the Code. Notwithstanding anything else in this Agreement, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under this Agreement during the six-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any additional tax or penalty on you under Section 409A and neither the Company nor the Committee will have any liability to you for such tax or penalty.
(j)Further Assurances. You must, upon request of the Company or the Committee, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Committee to implement the provisions and purposes of this Agreement.
(k)Clawback. All awards, amounts, or benefits received or outstanding under the Award will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

(l)Electronic Delivery and Acceptance. The Company may deliver any documents related to the Award by electronic means. You consent to receive those documents by electronic delivery and to participate in the Award through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(m)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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EXHIBIT A
DEFINED TERMS
For purposes of this Agreement the following definitions shall apply:
“Affiliate” means any company or other trade or business that “controls,” is “controlled by,” or is “under common control with,” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.
“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, that Person shall be deemed to have beneficial ownership of all securities that the Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.
“Board” means a majority of the “independent directors” (within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules) of the Board of Directors of the Company.
“Business Combination” means the consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company.
“Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Company: (1) the commission of any act by the Grantee constituting financial dishonesty against the Company or its Affiliates; (2) the Grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality, or harassment that would (A) adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders, or other third parties with whom such entity does or might do business or (B) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities, or penalties; (3) the repeated failure by the Grantee to follow the directives of the chief executive officer of the Company or any of its Affiliates or the Board; or (4) any material misconduct, violation of Company or Affiliate policy, or willful and deliberate non-performance of duty by the Grantee in connection with the business affairs of the Company or its Affiliates. A Separation from Service for Cause shall be deemed to include a determination by the Company after the Grantee’s Separation from Service that circumstances existing before the Separation from Service would have entitled the Company or an Affiliate to have terminated the Grantee’s service for Cause. All rights a Grantee has or may have under the Award shall be suspended automatically during the pendency of any investigation by the Company, or during any negotiations between the Company and the Grantee, regarding any actual or alleged act or omission by the Grantee of the type described in the applicable definition of Cause.
“Change in Control” means, except as otherwise provided by the Board, the occurrence of any of the following events:
(1)    The acquisition by any Person of Beneficial Ownership of 50% or more of the outstanding voting power; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (1): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Affiliates; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates; or (D) any acquisition by any corporation under a transaction that complies with clauses (A), (B) and (C) of subparagraph (3) below; or
(2)    Individuals who at the beginning of any two-year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two-year period and whose election, or whose nomination for election by the Stockholders, to the Board was either (A) approved by a vote of at least a majority of the directors then comprising the Incumbent

Board or (B) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or
(3)    Consummation of a Business Combination, unless after the Business Combination: (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately before the Business Combination own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately before such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (A) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately before such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned 50% or more of the outstanding shares or outstanding voting securities immediately before the Business Combination; and (C) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
(4)    Approval by the Stockholders of a complete liquidation or dissolution of the Company.
Solely to the extent required by Section 409A, an event described above shall not constitute a Change in Control for purposes of the payment (but not vesting) terms and conditions of any Award subject to Section 409A unless such event also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.
“Code” means the Internal Revenue Code of 1986.
“Committee” means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Award. The Board shall cause the Committee to satisfy the applicable requirements of any securities exchange on which the Common Stock may then be listed.
“Common Stock” means the common stock of the Company, par value $0.00001 per share.
“Corporate Transaction” means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company, or other corporate transaction involving the Company or any of its Affiliates.
“Exchange Act” means the Securities Exchange Act of 1934.
“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.
“SEC” means the U.S. Securities and Exchange Commission.

“Section 409A” means Code Section 409A.
“Securities Act” means the Securities Act of 1933.
“Separation from Service” means the termination of the applicable Grantee’s employment with, and performance of services for, the Company and each Affiliate. Unless otherwise determined by the Company, if a Grantee’s employment or service with the Company or an Affiliate terminates but the Grantee continues to provide services to the Company or an Affiliate in a non-employee director capacity or as an employee, officer, or consultant, as applicable, such change in status shall not be deemed a Separation from Service. Approved temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company and its Affiliates shall not be considered Separations from Service. Notwithstanding the foregoing, with respect to any Award that constitutes nonqualified deferred compensation under Section 409A, “Separation from Service” shall mean a “separation from service” as defined under Section 409A.
“Stockholder” means a stockholder of the Company.
“Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than 50% of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Board as a Subsidiary for purposes of the Plan.